Exhibit 23.1

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-1 of Forge Innovation Development Corp. of our report dated May 25, 2017, relating to the financial statements of Forge Innovation Development Corp., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Simon & Edward, LLP

Los Angeles, California

May 25, 2017